Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports Fourth Fiscal Quarter and Fiscal Year-end Results

Sunnyvale, CA (May 11, 2011) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the fourth fiscal quarter and fiscal year ended April 2, 2011. Net sales for the fourth fiscal quarter were $17,983,000, a 9% decrease compared to the prior quarter of $19,675,000 and a 13% decrease compared to $20,559,000 in the same quarter last year. On a GAAP basis, net income in the fourth fiscal quarter was $1,493,000, or $0.12 per diluted share, as compared with $2,860,000 or $0.22 per diluted share in the prior fiscal quarter, and $1,163,000 or $0.09 per diluted share in the same quarter of the prior fiscal year

For the fiscal year ended April 2, 2011, net sales grew 25% to $83,172,000 versus $66,724,000 for the prior fiscal year.  On a GAAP basis, net income grew 140% to $12,283,000, or $0.94 per diluted share, as compared with $5,125,000, or $0.39 per diluted share.

Non-GAAP earnings per diluted share for the fourth quarter of fiscal 2011 were $0.16, excluding pre-tax employee stock-based compensation of $727,000, compared with $0.28 in the prior quarter, excluding pre-tax employee stock-based compensation of $795,000, and $0.15 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $941,000. For the fiscal year ended April 2, 2011, non-GAAP net income per diluted share was $1.17, excluding pre-tax employee stock-based compensation of $3,099,000, as compared to $0.65 for the prior fiscal year, excluding pre-tax employee stock-based compensation of $3,470,000.

“Our fiscal fourth quarter sales were sequentially lower due to reductions in shipments of LED driver products, telecom optical MEMS drivers, and medical ultrasound products,” stated Dr. Henry C. Pao, President and CEO. “We had expected to materially increase our shipments of LED drivers for backlighting monitors in the quarter; however our shipments were actually reduced  because our customer’s production of its new monitor product was delayed several months. Shipments of optical MEMS drivers were sequentially lower due to an inventory adjustment at our customer resulting from lower than anticipated demand for our customers’ product which may have been caused by the recent disaster in Japan. In medical ultrasound products we are seeing some price erosion due to competition in analog switches. On the positive side, we are pleased with the pickup in demand for our printer head driver products and our industrial products, and sales began to ramp for ten of our twenty new products introduced during the last fiscal year in the LED lighting and medical ultrasound markets. Fiscal 2011 overall net sales grew 25% on a year-over-year basis. Sales increases were generated in all of our target markets, except LED backlighting products, however LED general lighting product sales continued to grow.”

Dr. Pao commented further, “During our fourth fiscal quarter we launched ten new products, primarily for the medical ultrasound and LED lighting markets, and in the first quarter of fiscal 2012 we plan to launch another ten new products. We project our sales in the first quarter of fiscal 2012 to be flat to 5% lower sequentially as increases in sales of medical ultrasound and telecom products may be offset by declines in industrial and EL products. We nonetheless expect overall sales to increase in fiscal 2012 versus fiscal 2011, primarily due to design wins going into production beginning in our second fiscal quarter.

“Gross margin for the fourth quarter of fiscal 2011 was 51%,” continued Dr. Pao. “Operating expenses were slightly higher sequentially due to increased product development costs in support of our large number of new product development projects. Our tax rate was 30% for the quarter, and 31% for the whole fiscal year. Despite reducing our wafer fab utilization as planned in order to reduce inventory, our inventory grew by $536,000, primarily due to unexpected decreased shipments of our LED backlighting drivers as previously described. Notwithstanding, we continued to generate positive cash flow. During the quarter, cash generated from operating activities was $1.9 million. As announced last quarter, we have begun a new stock repurchase program of 2,500,000 shares and to date we have bought 272,897 shares of Supertex stock for a total of $6,267,000.”

Commenting on total fiscal year 2011, Dr. Pao stated, “This was a recovery year for us. We posted our second highest sales ever of $83.2 million, increased EPS to $0.94 from $0.39 last year, generated $14.5 million of positive cash from operating activities, and positioned our product portfolio for future growth in the LED general lighting, medical ultrasound, printer, and telecom markets.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include our anticipation that in the first fiscal quarter sales will be sequentially flat to down five percent as anticipated increases in medical ultrasound and telecom product sales may not offset anticipated declines in industrial and imaging product sales; our plan to introduce an additional eight new products in our first fiscal quarter; our expectation that sales for fiscal 2012 will be greater than for fiscal 2011 primarily due to design wins going into production beginning in our second fiscal quarter; and our belief that we have positioned our product portfolio for future growth in the LED general lighting, medical ultrasound, printer, and telecom markets.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion,  whether we are successful in the engineering of new products, whether we encounter production issues in device manufacturing or moving new products from engineering into production,  and whether our fab equipment continues to operate at expected capacities without need of replacement, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on May 11, 2011, following the earnings release.  President and CEO, Dr. Henry C. Pao, and CFO, Phil Kagel, will present an overview of the fourth fiscal quarter and fiscal year-end financial results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-862-9098 (domestic) or 785-424-1051 (toll, international) before the scheduled start time and using “Supertex” as conference ID. A recorded replay will be available for 30 days immediately following the conference call until 11:59 p.m. EDT, June 11, 2011 at 800-388-6197 (domestic) and 402-220-1115 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the medical ultrasound imaging, LCD TV backlighting, LED general lighting, telecommunications, printer, flat panel display, industrial and consumer product industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation. Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	April 2, 2011	April 3, 2010
	(in thousands)
ASSETS
Cash and cash equivalents	$23,962	$10,153
Short term investments	109,760	76,860
Trade accounts receivable, net	8,100	10,786
Inventories	20,600	15,450
Deferred income taxes	7,228	8,162
Prepaid income taxes	6,461	2,456
Prepaid expenses and other current assets	2,975	3,726
Total current assets	179,086	127,593
Long term investments	30,200	65,000
Property, plant and equipment, net	5,708	6,791
Other assets	622	580
Deferred income taxes	4,980	5,254
TOTAL ASSETS	$220,596	$205,218

LIABILITIES
Trade accounts payable	$3,283	$3,748
Accrued salaries and employee benefits	12,430	11,430
Other accrued liabilities	772	1,167
Deferred revenue	3,664	3,962
Income taxes payable	2,264	15
Total current liabilities	22,413	20,322
Income taxes payable, noncurrent	4,974	4,520
Other accrued liabilities, noncurrent	290	-
Total liabilities	27,677	24,842

SHAREHOLDERS' EQUITY
Common stock	68,499	64,296
Accumulated other comprehensive loss	(1,683)	(2,566)
Retained earnings	126,103	118,646
Total shareholders' equity	192,919	180,376
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$220,596	$205,218

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	(in thousands, except per share amounts)
	April 2, 2011	April 3, 2010	April 2, 2011	April 3, 2010
Net sales	$17,983	$20,559	$83,172	$66,724
Cost of sales(1)	8,863	11,106	37,984	34,722
Gross profit	9,120	9,453	45,188	32,002
Research and development(1)	4,028	4,038	14,851	15,404
Selling, general and administrative(1)	3,521	3,709	14,194	12,840
Income from operations	1,571	1,706	16,143	3,758
Interest and other income, net	558	474	1,637	2,618
Income before income taxes	2,129	2,180	17,780	6,376
Provision for (benefit from) income taxes	637	1,017	5,498	1,251
Net income	$1,492	$1,163	$12,282	$5,125
Net income per share:
Basic	$0.12	$0.09	$0.95	$0.40
Diluted	$0.12	$0.09	$0.94	$0.39
Shares used in per share computation:
Basic	12,921	12,938	12,976	12,912
Diluted	12,952	13,016	13,030	12,995

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$175	$191	$676	$697
Research and development	$404	$473	$1,394	$1,640
Selling, general and administrative	$148	$277	$1,029	$1,133

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended		Twelve Months Ended
	(in thousands, except per share amounts)
	April 2, 2011	April 3, 2010	April 2, 2011	April 3, 2010
GAAP net income	$1,492	$1,163	$12,282	$5,125
Adjustment for stock-based compensation included in:
Cost of sales	175	191	676	697
Research and development	404	473	1,394	1,640
Selling, general and administrative	148	277	1,029	1,133
Subtotal	727	941	3,099	3,470
Tax effect of stock-based compensation	(110)	(116)	(179)	(195)
Non-GAAP net income excluding employee stock-based compensation	$2,109	$1,988	$15,202	$8,400

Non-GAAP net income per share:
Basic	$0.16	$0.15	$1.17	$0.65
Diluted	$0.16	$0.15	$1.17	$0.65
Shares used in per share computation:
Basic	12,921	12,938	12,976	12,912
Diluted	12,952	13,016	13,030	12,995

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended		Twelve Months Ended
	(in thousands, except per share amounts)
	April 2, 2011	April 3, 2011	April 2, 2011	April 3, 2010
Shares used in per share computation: Diluted	12,952	13,016	13,030	12,995

DILUTED:
GAAP net income per share	$0.12	$0.09	$0.94	$0.39
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01	0.05	0.05
Research and development	0.03	0.04	0.11	0.13
Selling, general and administrative	0.01	0.02	0.08	0.09
Provision for income taxes	(0.01)	(0.01)	(0.01)	(0.01)
Non-GAAP net income per share excluding employee stock-based compensation	$0.16	$0.15	$1.17	$0.65